Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-159899, 333-166327, 333-177168, 333-184543, 333-197437 and 333-208381 on Form S-8 of our report dated June 28, 2016 (which includes an explanatory paragraph regarding Cryoport, Inc.’s ability to continue as a going concern), with respect to the consolidated financial statements of Cryoport, Inc. and subsidiary included in this Annual Report on Form 10-K of Cryoport, Inc. and subsidiary for the years ended March 31, 2016 and 2015.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

June 28, 2016